Exhibit 99.1

Skyline Bankshares, Inc. Announces Semi-Annual Cash Dividend

FOR IMMEDIATE RELEASE

For more information contact:

Blake Edwards, President & CEO – 276-773-2811

Lori Vaught, EVP & CFO – 276-773-2811

FLOYD, VA, and INDEPENDENCE, VA, August 21, 2026 (Globe Newswire) – Skyline Bankshares, Inc. (the “Company”) (OTC QX: SLBK) – the holding company for Skyline National Bank (the “Bank”), announces a semi-annual cash dividend on the Company’s common stock of $0.32 per share, payable September 21, 2026 to shareholders of record on September 11, 2026. The Company’s Board of Directors declared the dividend on August 18, 2026. This represents an increase of 18.52%, when compared to the cash dividend of $0.27 per share paid in the third quarter of 2025.

Skyline National Bank is the wholly-owned subsidiary of Skyline Bankshares, Inc. and serves southwestern Virginia, northwestern North Carolina, and eastern Tennessee with 28 branches and 2 loan production offices.